Exhibit 99.1

News

Contacts:

Media:

Robert Grupp

610.738.6402

rgrupp@cephalon.com

Investors:

Robert (Chip) Merritt

610.738.6376

cmerritt@cephalon.com

For Immediate Release

Cephalon Reports First-Quarter Financial Results

Sales Increase 30 Percent; Adjusted Earnings Exceed Guidance

2006 Earnings Guidance Increased 10 Cents

Frazer, Pa. – May 2, 2006 – Cephalon, Inc. (Nasdaq: CEPH) today reported first-quarter 2006 sales of $345.6 million, a 30 percent increase compared with first quarter 2005 sales of $266.6 million. Basic income per common share was $0.06. Excluding amortization expense and certain other items, basic adjusted income per common share was $0.86, a 37 percent increase over the comparable figure of $0.63 in the first quarter of 2005 and exceeding the guidance range of $0.65-0.70.

Central nervous system (CNS) franchise sales increased 28 percent to $161.3 million, and pain franchise sales increased 15 percent to $117.5 million. Sales of other products were $66.7 million, an increase of 75 percent.

 “We expect this to be another high-performance year for Cephalon. PROVIGIL® prescription growth accelerated during the quarter and we are reinvigorating our commercial and clinical programs for this brand,” said Frank Baldino Jr., Ph.D., Chairman and CEO. “The recent approval of VIVITROL™ for treating alcohol dependence further diversifies our portfolio and gives us access to an entirely new segment of patients and health care providers. We look forward to launching the drug in late June.”

— more —

Cephalon is increasing its 2006 sales guidance by $25 million to $1.475-1.525 billion. This includes CNS franchise sales of $665-715 million, pain franchise sales of $450-500 million

SOURCE:  Cephalon, Inc. • 41 Moores Road • Frazer, PA  19355 • (610) 344-0200 • Fax (610) 344-0065

and other product sales of $285-335 million. SG&A and R&D guidance for 2006 are $545-575 million and $315-335 million, respectively.

The company also is increasing its adjusted net income guidance for 2006 to $240-250 million, and its 2006 basic adjusted income per common share guidance to $3.90-4.10.

For the second quarter of 2006, the company is introducing sales guidance of $380-390 million, adjusted net income guidance of $59-65 million and guidance for basic adjusted income per common share of $0.95-1.05.

Sales and basic adjusted income per common share guidance for the second quarter of 2006 and full-year 2006 is reconciled below and is subject to the assumptions set forth therein.

Cephalon’s management will discuss the company’s first-quarter 2006 performance in a conference call with investors beginning at 5:00 p.m. U.S. EDT on Tuesday, May 2, 2006. To participate in the conference call, dial +1 (719) 457-2626 and refer to conference code number 6962924. Investors can listen to the call live by logging on to the company’s website at www.cephalon.com and clicking on “Newsroom,” then “Webcast.”  The conference call will be archived and available to investors for one week after the call.

Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products in four core therapeutic areas: central nervous system, pain, oncology and addiction. Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota. Cephalon’s European headquarters are located in Maisons-Alfort, France.

Cephalon currently markets four proprietary products in the United States: PROVIGIL (modafinil) Tablets [C-IV], GABITRIL® (tiagabine hydrochloride), ACTIQ® (oral transmucosal fentanyl citrate) [C-II], and TRISENOX® (arsenic trioxide) injection. In addition, VIVITROL (naltrexone for extended-release injectable suspension) was recently approved in the United States and is expected to be available in June 2006. Cephalon also markets numerous products internationally. Full U.S. prescribing information is available at www.cephalon.com or by calling 1-800-896-5855.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products; interpretation of clinical results; prospects for regulatory approval; manufacturing development and capabilities; market prospects for its products; sales, net income and basic adjusted income per common share guidance for the second quarter and full-year 2006; and other statements regarding matters that are not historical facts, including the Company’s position and expected performance in 2006. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

This press release and/or the financial results attached to this press release include “Adjusted Net Income,” “Basic Adjusted Income per Common Share,” “Basic Adjusted Income per Common Share Guidance,” “Diluted Adjusted Income Per Common Share,” and “Diluted Adjusted Income Per Share Guidance” amounts that are considered “non-GAAP financial measures” under SEC rules. As required, we have provided reconciliations of these measures. Additional required information is located in the Form 8-K furnished to the SEC in connection with this press release.

# # #

CEPHALON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended				Three Months Ended
	March 31, 2006				March 31, 2005
	GAAP	Adjustments		“Adjusted”	GAAP	Adjustments		“Adjusted”
REVENUES:
Sales	$345,587			$345,587	$266,609			$266,609
Other revenues	11,356			11,356	13,372			13,372
	356,943	$—		356,943	279,981	$—		279,981
COSTS AND EXPENSES:
Cost of sales	58,893			58,893	41,114			41,114
Research and development	104,976	(33,402	)(1)	71,574	80,766			80,766
Selling, general and administrative	148,761	(9,957	)(2)	138,804	98,229			98,229
Depreciation and amortization	26,521	(19,046	)(3)	7,475	18,650	(13,330	)(3)	5,320
	339,151	(62,405)		276,746	238,759	(13,330)		225,429

INCOME FROM OPERATIONS	17,792	62,405		80,197	41,222	13,330		54,552

OTHER INCOME (EXPENSE):
Interest income	5,042			5,042	4,859			4,859
Interest expense	(4,536)			(4,536)	(5,551)			(5,551)
Write-off of deferred debt issuance costs	(13,105)	13,105	(4)	—	—			—
Other income (expense), net	(852)			(852)	1,335			1,335
	(13,451)	13,105		(346)	643	—		643

INCOME BEFORE INCOME TAXES	4,341	75,510		79,851	41,865	13,330		55,195

INCOME TAX EXPENSE	(774)	(27,960	)(5)	(28,734)	(15,203)	(3,712	)(5)	(18,915)

NET INCOME	$3,567	$47,550		$51,117	$26,662	$9,618		$36,280

BASIC INCOME PER COMMON SHARE	$0.06			$0.86	$0.46			$0.63

DILUTED INCOME PER COMMON SHARE	$0.05			$0.70	$0.44			$0.59

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	59,734			59,734	57,994			57,994

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING-ASSUMING DILUTION	73,508			73,160 (6)	65,065			65,071

CEPHALON, INC. AND SUBSIDIARIES

Notes to Reconciliation of GAAP Net Income to “Adjusted” Net Income

Three Months Ended March 31, 2006 and March 31, 2005

(1)     To exclude charges related to up-front payments for several product development collaborations ($30.0 million) and the net impact of the adoption of the new stock compensation accounting rules ($3.4 million, representing half of the total stock-based compensation expense recorded).

(2)     To exclude charges associated with the settlement of the PROVIGIL patent litigation ($4.0 million), European integration and restructuring charges ($2.6 million) and the net impact of the adoption of the new stock compensation accounting rules ($3.4 million, representing half of the total stock-based compensation expense recorded).

(3)     To exclude the on-going amortization of acquired intangible assets.

(4)     To exclude the write-off of deferred debt issuance costs related to the Zero Coupon convertible subordinated notes.

(5)     To reflect the tax effect of adjustments at the applicable tax rates.

(6)     Excludes the impact of Financial Accounting Standards Board Statement No. 123(R) “Share Based Payment” (“SFAS 123(R)”).

CEPHALON, INC. AND SUBSIDIARIES

CONSOLIDATED SALES DETAIL

(In thousands)

(Unaudited)

	Three Months Ended						%
	March 31,						Increase
	2006			2005			(Decrease)
	United States	Europe	Total	United States	Europe	Total	United States	Europe	Total
Sales:
Provigil	$139,551	$9,022	$148,573	$92,149	$7,981	$100,130	51%	13%	48%
Gabitril	11,356	1,416	12,772	24,701	1,689	26,390	(54)%	(16)%	(52)%
CNS Disorders	150,907	10,438	161,345	116,850	9,670	126,520	29%	8%	28%

Pain	112,334	5,168	117,502	98,868	3,057	101,925	14%	69%	15%

Other	15,070	51,670	66,740	9,194	28,970	38,164	64%	78%	75%

	$278,311	$67,276	$345,587	$224,912	$41,697	$266,609	24%	61%	30%

CEPHALON, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31,	December 31,
	2006	2005
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$289,087	$205,060
Investments	252,384	279,030
Receivables, net	225,352	199,086
Inventory, net	150,471	137,886
Deferred tax assets, net	186,835	187,436
Other current assets	50,519	40,339
Total current assets	1,154,648	1,048,837

PROPERTY AND EQUIPMENT, net	346,744	323,830
GOODWILL	464,681	471,051
INTANGIBLE ASSETS, net	729,695	742,874
DEBT ISSUANCE COSTS, net	49	13,172
DEFERRED TAX ASSETS, net	221,179	200,629
OTHER ASSETS	18,345	18,813
	$2,935,341	$2,819,206

CURRENT LIABILITIES:
Current portion of long-term debt	$1,683,614 (1)	$933,160
Accounts payable	87,155	53,699
Accrued expenses	231,252	291,744
Total current liabilities	2,002,021	1,278,603

LONG-TERM DEBT	12,331	763,097
DEFERRED TAX LIABILITIES, net	108,876	110,703
OTHER LIABILITIES	55,242	54,632
Total liabilities	2,178,470	2,207,035

STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value	607	584
Additional paid-in capital	1,305,420	1,166,166
Treasury stock, at cost	(17,532)	(17,125)
Accumulated deficit	(566,505)	(570,072)
Accumulated other comprehensive income	34,881	32,618
Total stockholders’ equity	756,871	612,171
	$2,935,341	$2,819,206

(1) At March 31, 2006, all of our convertible debt was convertible and therefore is classified as a current liability.  Convertibility of the debt is determined by reference to the price of our common stock at the balance sheet date.  See our 2005 Form 10-K for a description of our convertible debt instruments.

CEPHALON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,567	$26,662
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Deferred income tax (benefit) expense	(745)	14,677
Tax benefit from stock-based compensation	21,386	652
Depreciation and amortization	29,238	26,586
Amortization of debt issuance costs	129	2,138
Write-off of debt issuance costs associated with Zero Coupon convertible subordinated notes	13,105	—
Stock-based compensation expense	9,856	2,543
Changes in operating assets and liabilities, net of effect from acquisitions:
Receivables	(25,868)	60
Inventory	(12,020)	(11,164)
Other assets	(27,677)	(23,650)
Accounts payable, accrued expenses and deferred revenues	(21,583)	6,486
Other liabilities	(1,767)	1,172
Net cash (used for) provided by operating activities	(12,379)	46,162

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(31,759)	(24,164)
Acquisition of intangible assets	(5,000)	(384)
Sales and (purchases) of investments, net	27,040	(3,924)
Net cash used for investing activities	(9,719)	(28,472)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercises of common stock options	107,738	1,341
Windfall tax benefit from stock-based compensation	247	—
Acquisition of treasury stock	(407)	—
Payments on and retirements of long-term debt	(922)	119
Net cash provided by financing activities	106,656	1,460

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(531)	(3,132)

NET INCREASE IN CASH AND CASH EQUIVALENTS	84,027	16,018

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	205,060	574,244

CASH AND CASH EQUIVALENTS, END OF PERIOD	$289,087	$590,262

CEPHALON, INC. AND SUBSIDIARIES

Reconciliation of Projected GAAP Basic Income per Common Share

to Basic Adjusted Income Per Common Share Guidance

(Unaudited)

	Three Months			Twelve Months
	Ended			Ended
	June 30,			December 31,
	2006			2006

Projected GAAP basic income per common share	$0.68	-	$0.78	$2.28	-	$2.48

Product development collaborations	$—	-	$—	$0.49	-	$0.49
PROVIGIL patent litigation settlement costs	$—	-	$—	$0.07	-	$0.07
European integration and restructuring charges	$—	-	$—	$0.04	-	$0.04
Impact of SFAS 123(R)	$0.12	-	$0.12	$0.48	-	$0.48
Amortization of current intangibles	$0.31	-	$0.31	$1.24	-	$1.24
Write-off of deferred debt issuance costs	$—	-	$—	$0.21	-	$0.21
Tax effect of adjustments at the applicable tax rates	$(0.16)	-	$(0.16)	$(0.91)	-	$(0.91)

Basic adjusted income per common share guidance	$0.95	-	$1.05	$3.90	-	$4.10

The Company’s guidance is being issued based on the following assumptions:

• NUVIGIL® is approved and launched in the second half of 2006;

• PROVIGIL sales for the entire year 2006;

• Fentanyl effervescent buccal tablet (FEBT) is approved and launched in the fourth quarter of 2006;

• Barr Laboratories enters with a generic version of ACTIQ in the fourth quarter of 2006;

• Adjusted effective tax rate of 36 percent for 2006;

• Weighted average number of common shares outstanding of 61.7 million shares and 61.5 million shares for the three months ended June 30, 2006 and for the twelve months ended December 31, 2006, respectively; and

• For SFAS 123(R) calculation, the assumed tax rate is 36.7 percent, other key assumptions remain constant since adoption and any stock option grants that may be made during 2006 are excluded.